EXHIBIT 99.1


FOR IMMEDIATE RELEASE

Silicon Valley Executive, Farrell Griswold, joins Service 1st Bank as Vice President and Business Development Officer

Stockton, Calif. - September 3, 2004 - Service 1st Bank, today announced that Farrell Griswold has joined the company's management team as Vice President and Business Development Officer.

Effective immediately, Griswold is responsible for cultivating long-term banking relationships with small and medium sized businesses throughout San Joaquin County.

"Service 1st Bank is a unique organization. Its core values of uncompromising integrity, legendary service, and pursuit of excellence are what originally drew me to the bank as a customer. The fact that the bank lived up to those lofty values are what drove me to the bank as an employee," said Griswold. "The bank's proven reputation for efficiently providing reliable, customized solutions, through accessible, experienced professionals is a breath of fresh air in an industry known for `no touch' banking services."

Prior to joining Service 1st Bank, Griswold was Vice President of Business Development for Motiva, Inc., and was responsible for developing and managing strategic business relationships with consulting, systems integrator, and technology providers across North America. Prior to his tenure with Motiva, Griswold held management positions with organizations including PeopleSoft, Fidelity Investments and Intel. Griswold holds a Masters Degree in Accounting from San Jose State University and a Bachelors Degree in Business Economics from UC Santa Barbara.

"Farrell Griswold has a proven track record of developing mutually beneficial business relationships with organizations and customers of all sizes across North America" said, Bryan Hyzdu, CEO of Service 1st Bank. "We are thrilled to harness his energy, intellect, and experience to help take Service 1st Bank to the next level of providing outstanding solutions to the small and medium sized business community of San Joaquin County."

About Service 1st Bank
Service 1st Bank is a full service, independent banking institution that specializes in delivering custom-crafted lending and depository products to San Joaquin County's small to medium-sized businesses, professionals, and individuals. Since opening its doors in November 1999, Service 1st Bank has concentrated on providing a personalized "relationship" banking experience where our customers are known individually and their needs met expeditiously.

More information on Service 1st Bank is available at www.service1stbank.com.

Contact Information:
Farrell Griswold                                      Bryan Hyzdu
Vice President, Business Development                  President & C.E.O.
(209) 644-7817                                        (209) 644-7807
fgriswold@service1stbank.com                          bhyzdu@service1stbank.com
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Forward Looking Statements
In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. This entire press release and the Company's periodic reports on Forms 10-KSB, 10-QSB and 8-K should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in the Company's business as described in such reports.

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